QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.14

AGREEMENT

        AGREEMENT made and entered into in Cambridge, Massachusetts, by and between Sirtris Pharmaceuticals, Inc. (the "Company"), a Massachusetts corporation with its principal place of business at Cambridge, Massachusetts, and Michael Jirousek, of San Diego, California (the "Executive"), effective as of the 30th day of August, 2006.

        WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of areas, including research and others;

        WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required in these areas by the Company and its Affiliates; and

        WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Senior Vice President, Research and the Executive wishes to accept such employment;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

        1.    Employment.    Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

        2.    Term.    The executive shall be employed for an undefined term, commencing on the effective date thereof, and on an at-will basis. The Executive's rights upon the termination of employment shall be governed by the terms of Section 5 hereof. The period of this agreement is hereafter referred to as "the term of this Agreement" or "the term hereof."

        3.    Capacity and Performance.

          (a)   During the term hereof, the Executive shall serve the Company as its Senior Vice President, Research, reporting to the Chief Executive Officer of the Company.

          (b)   During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates, reasonably related to that position, as may be designated from time to time by the Board of Directors of the Company (the "Board") or by its Chair or other designee.

          (c)   During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the CEO in writing.

        4.    Compensation and Benefits.    As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

          (a)    Base Salary.    During the term hereof, the Company shall pay the Executive a base salary at the rate of Two Hundred Sixty Thousand Dollars ($260,000.00) per year, payable in accordance with the ordinary payroll practices of the Company for its executives and subject to adjustment from time to time by the Board after the first year of employment, in its sole discretion. Such base salary, as from time to time adjusted, is hereafter referred to as the "Base Salary".

          (b)    Incentive and Bonus Compensation.

            (1)    Signing Bonus.    The Company shall pay the Executive a one-time signing bonus of One Hundred Forty Thousand Dollars ($140,000.00) within thirty (30) days of the effective date hereof.

            (2)    Annual Bonus.    The Executive shall be considered annually by the Board for a bonus with a target of 20% of the Base Salary earned. The amount of the bonus shall be determined by the Board, based on its assessment, in its discretion, of the Executive's performance and that of the Company against appropriate goals established annually by the Company after consultation with the Executive; which bonus, if any, shall be payable not later than two and one-half months following the end of the fiscal year for which the bonus was earned. Any bonus or incentive compensation paid to the Executive shall be in addition to the Base Salary.

          (c)    New Hire Stock Option.    Following the date the Executive commences employment hereunder, the Board of Directors shall grant to the Executive an option to purchase 900,000 shares of the common stock of the Company at a price to be determined by the Board on the date of the grant (the "New Hire Stock Option"). The shares that are subject to the New Hire Stock Option shall vest as follows: Twenty-five percent (25%) of the shares subject to the New Hire Stock Option shall vest on the one-year anniversary of the date of hire, provided that the Executive is still employed by the Company on such date. After the one-year anniversary of the date of hire, the remaining seventy-five percent (75%) of the shares subject to the New Hire Stock Option shall vest at the rate of 6.25% per quarter on the hire anniversary date of each of the next twelve (12) quarters after the one-year anniversary date, provided that the Executive is still employed by the Company on such dates. The New Hire Stock Option and any other options granted to the Executive by the Company shall be subject to any applicable stock option plan, option certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law. The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, however, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for him individually by the Board.

          (d)    Vacations and Holidays.    During the term hereof, the Executive shall be entitled to earn vacation at the rate of three (3) weeks per year (or such greater amount as is generally made available to the Company's executive officers), to be taken at such times and intervals as shall be mutually agreed by the Executive and Chief Executive Officer. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition, during the term hereof, the Executive shall be entitled to receive paid holidays (currently 11 per year) in accordance with the Company's holiday schedule.

          (e)    Other Benefits.    During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or cancel its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

        For purposes of this Agreement, "Employee Benefit Plan" shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

          (f)    Business Expenses.    The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

        5.    Termination of Employment and Severance Benefits.    Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

          (a)    Death.    In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive's employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any bonus compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, "Final Compensation"). In addition to Final Compensation, in the event of the Executive's death during the first four years of the term hereof, up to an additional twenty-five percent (25%) of the Executive's stock options shall vest as of the date of the Executive's death, provided that no more than one hundred-percent (100%) of the total shares may vest at any time.

          (b)    Disability.

            (i)    The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, in addition to Final Compensation and provided that the Company's benefits do not include disability insurance benefits that will continue the Executive's Base Salary for the period of six (6) months from the date of termination, the Company shall, for the period of six (6) months from the date of termination, continue to pay the Executive the amount by which 100% of the Executive's Base Salary exceeds the disability insurance benefits, if any, actually paid to the Executive during that period. In addition, in the event that the Executive's employment hereunder is terminated pursuant to this Section 5(b) during the first four years of the term hereof, up to an additional twenty-five percent (25%) of the Executive's stock options shall vest as of the date of such termination, provided that no more than one hundred-percent (100%) of the total shares may vest at any time.

            (ii)   The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company's disability income plan or until the termination of his employment, whichever shall first occur.

            (iii)  While receiving disability income payments under the Company's disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) hereof and the terms of such plans, until the termination of his employment.

            (iv)  If any question shall arise as to whether, during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

          (c)    By the Company for Cause.    The Company may terminate the Executive's employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

            (i)    The Executive's failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates;

            (ii)   Material breach by the Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates; or

            (iii)  Other conduct by the Executive that is or could be harmful to the business, interests or reputation of the Company or any of its Affiliates.

Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

          (d)    By the Company Other than for Cause.    The Company may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then until the conclusion of a period of six (6) months following the date of termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive's participation in the Company's group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms and provided that the Company's obligation to contribute to such premium cost shall terminate on the date that the Executive becomes eligible to enroll in the group medical and dental plans of a new employer if this occurs prior to the end of the six-month period. Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing and returning to the Company a timely and effective release of claims in the form provided by the Company (the "Release of Claims"). The Release of Claims required for separation benefits in accordance with Section 5(d) or Section 5(e) hereof creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company's next regular payroll period which is at least five business days following the later of the effective date of the Release of

  Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to next business day following the date of termination.

          (e)    By the Executive for Good Reason.    The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

            (i)    Removal of the Executive, without his consent, from the position of Senior Vice President, Research of the Company (or a successor corporation) or such other executive position to which the Executive may be assigned pursuant to Section 3(a) hereof;

            (ii)   Material diminution in the nature or scope of the Executive's responsibilities, duties or authority other than as is materially consistent with the Executive's assignment to another executive position in accordance with Section 3(a) hereof, provided the Executive shall have given the Company no less than 15 days' written notice of such claimed material diminution and a reasonable opportunity to cure the same. Provided further, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation, and any diminution of the business of the Company or any of its Affiliates, and/or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute "Good Reason"; or

            (iii)  Material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof, excluding an inadvertent failure which is cured within 15 business days following notice from the Executive specifying in detail the nature of such failure.

In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims.

          (f)    By the Executive Other than for Good Reason.    The Executive may terminate his employment hereunder at any time upon sixty (60) days' notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of employment by the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion of such period). The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

          (g)    Timing of Payments.    If at the time of the Executive's separation from service, the Executive is a "specified employee," as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, ("Section 409A"), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid at the later of the time otherwise provided in Section 5 or the time that will prevent such amounts from being considered deferred compensation. For purposes of the preceding sentence, "separation from service" shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term "specified employee" shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

          (h)    Post-Agreement Employment.    In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

        6.    Effect of Termination.    The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

          (a)   Payment by the Company of any Base Salary, contributions to the cost of the Executive's continued participation in the Company's group health and dental plans and additional vesting of shares of the New Hire Stock Option that may be due the Executive, in each case under the applicable termination provision of Section 5, shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

          (b)   Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

          (c)   Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Section 7 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(e) or 5(f) hereof is expressly conditioned upon the Executive's continued full performance of his obligations under Section 7 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after termination of employment.

        7.    Confidential Information, Non-Competition and Proprietary Information.    The Executive acknowledges that his employment with the Company is conditioned upon and subject to his agreement to the Company's Confidentiality, Non-Competition and Proprietary Information Agreement, to be executed by the Executive simultaneously herewith. The Executive understands and agrees that any breach by him of the Confidentiality, Non-Competition and Proprietary Information Agreement shall constitute a material breach of this Agreement.

        8.    Conflicting Agreements.    The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

        9.    Definitions.    Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

          (a)   "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

          (b)   "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

        10.    Withholding.    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

        11.    Assignment.    Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

        12.    Severability.    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        13.    Waiver.    No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

        14.    Notices.    Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

        15.    Entire Agreement.    This Agreement, together with the Confidentiality, Non-Competition and Proprietary Information Agreement, constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

        16.    Amendment.    This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

        17.    Arbitration.

          (a)   Any dispute, controversy or claim between the parties arising out of this Agreement shall be settled by arbitration conducted in Cambridge, Massachusetts in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes (the "Rules") and the laws of the Commonwealth of Massachusetts.

          (b)   In the event that a party requests arbitration (the "Requesting Party"), it shall serve upon the other party (the "Non-Requesting Party"), within ninety (90) days of the date the Requesting Party knew, or reasonably should have known, of the facts on which the controversy, dispute or claim is based, a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The Non-Requesting Party, within twenty (20) days of such demand, shall accept the arbitrator or appoint a second arbitrator and notify the other party of the name and address of this second arbitrator so selected, in which case the two arbitrators shall appoint a neutral umpire. Upon the appointment of such neutral umpire, each of the two partisan arbitrators appointed by the parties shall withdraw from the case, and the neutral umpire shall preside over the matter as sole decisionmaker. In the event that the two partisan arbitrators fail in any instance to appoint a third arbitrator within twenty (20) days of the appointment of the second arbitrator, either arbitrator or any party to the arbitration may apply to the American Arbitration Association for appointment of the neutral umpire in accordance with the Rules. Should the Non-Requesting Party (upon whom a demand for arbitration has been served) fail or refuse to accept the arbitrator appointed by the other party or to appoint an arbitrator within twenty (20) days, the single arbitrator shall have the right to decide alone, and such arbitrator's decision or award shall be final and binding upon the parties.

          (c)   The function of the arbitrator shall be to determine the interpretation and application of the specific provisions of this Agreement to the issues submitted to arbitration. There shall be no right in arbitration to obtain, and no arbitrator shall have any authority to award or determine, any change in, addition to, or detraction from, any of the provisions of this Agreement. The decision of the arbitrator shall be in writing; shall set forth the basis for the decision; and shall be rendered within thirty (30) business days following the hearing. The decision of the arbitrator acting within the scope of his/her authority shall be final and binding upon the parties and may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.

          (d)   The parties involved in the dispute shall divide equally the administrative charges, arbitrator's fees and related expenses of the arbitration, but each party shall pay its own legal fees incurred in connection with such arbitration.

          (e)   Nothing contained herein, however, shall limit the right of the Company to seek equitable or other relief from any court of competent jurisdiction for violation of the Confidentiality, Non-Competition and Proprietary Information Agreement.

        18.    Headings.    The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

        19.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

        20.    Governing Law.    This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

        IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:		THE COMPANY

/s/ MICHAEL JIROUSEK Michael Jirousek	By:	/s/ CHRISTOPH WESTPHAL
	Title:	Chief Executive Officer

QuickLinks

  Exhibit 10.14